EXHIBIT 2.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of November 5, 2002, by and between AVERY DENNISON CORPORATION, a Delaware corporation (the “Company”), L&E PACKAGING, LLC, a North Carolina limited liability company (the “Stockholder”), and STEPHENS GROUP, INC., an Arkansas corporation, in its capacity as attorney-in-fact for the Stockholder (in such capacity, the “Stockholder Representative”).

RECITALS

A.    Pursuant to that certain Amended and Restated Asset Purchase Agreement, dated as of November 4, 2002 (the “Asset Purchase Agreement”), by and among the Company, the Stockholder, the holders of the equity interests in the Stockholder as set forth on Exhibit A attached thereto (the “Equityholders”) and the Stockholder Representative, in its capacity as attorney-in-fact for the Stockholder and each of the Equityholders, the Stockholder is receiving shares (the “Shares”) of unregistered common stock, $1.00 par value, of the Company. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement.

B.    The Company has shares of common stock, $1.00 par value, registered with the Securities and Exchange Commission (the “SEC”) and listed on the NYSE.

C.    The parties are entering into this Agreement in order to provide for certain terms and conditions relating to certain rights to register the Shares being provided by the Company to the Stockholder.

D.    A material condition to the consummation of the transactions contemplated by the Asset Purchase Agreement is that the parties hereto enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

REGISTRATION RIGHTS

1.1    Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.

“Form S-3” means such form under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof or any successor form under the Securities Act.

“Holder” means the Stockholder, in its capacity as owner of the Registrable Securities.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Shares and (ii) any other shares of Common Stock issued or issuable with respect to the Shares by way of a stock split, stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, or in exchange for or in replacement of, the Shares; provided, however, that the foregoing definition shall exclude in all cases (A) any Registrable Securities which are sold, transferred or otherwise assigned, directly or indirectly, by the Holder prior to the registration of such Registrable Securities pursuant this Agreement and (B) any Registrable Securities of which the Holder is no longer the beneficial holder.

“Registration Period” means, with respect to the Holder, the date commencing on the date which is forty-five (45) days after the date of this Agreement and terminating on the Termination Date.

“Termination Date” means the earlier to occur of (i) the second anniversary of this Agreement and (ii) the first date on which the sale of all of the Holder’s Registrable Securities would be permitted during a three (3)-month period without registration pursuant to Rule 144 or another similar exemption under the Securities Act.

1.2    Registration.

(a)    The Holder shall have the right at any time during the Registration Period to make a single request (the “Registration Request”) in writing that the Company effect a registration with respect to the Registrable Securities. Subject to the limitations of Section 1.2(b), the Company shall use its reasonable efforts to, as soon as practicable and in any event within forty-five (45) days after its receipt of the Registration Request, file, process to effectiveness, and keep effective subject to the terms of this Agreement a registration statement so as to permit or facilitate the sale and distribution of the Registrable Securities as specified in the Registration Request.

(b)    The Company shall not be obligated to effect a registration pursuant to this Section 1.2:

(i)  if Form S-3 is not available for such offering by the Holder;

(ii)  if the Holder does not request that at least fifty percent (50%) of the Registrable Securities issued on the Closing Date pursuant to the Asset Purchase Agreement be registered;

(iii)  if the Company shall furnish to the Holder a certificate signed by an authorized officer of the Company stating that, in the good faith judgment of the Company, it would be detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than thirty (30) days after receipt of the request of the Holder under this Section 1.2. For purposes of this Agreement, including Section 1.4, registration (and/or continued sales) shall be deemed “detrimental to the Company and its stockholders” if the Company determines in good faith that such registration or continued sales would (A) (1) interfere with or affect the negotiation or completion of or (2) require, prior to the signing of a definitive agreement, the Company publicly to disclose, in each case any transaction that is being contemplated by the Company or (B) would involve disclosure obligations (initial or continuing) that would not be in the best interests of the Company at such time;

(iv)    if the Company has already effected a registration on Form S-3 for the Holder pursuant to this Section 1.2;

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(vi)    unless the plan of distribution shall be for sales in the market without underwriters.

1.3 Obligations

(a)    Of the Company.    Whenever required under Section 1.2 to effect the registration of any Registrable Securities, as expeditiously as reasonably possible:

(i)    The Company shall prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holder, keep such registration statement effective until the earlier to occur of (A) the Termination Date and (B) the date on which all of the Registrable Securities registered under the registration statement have been sold (the period during which such registration statement shall be effective being referred to herein as the “Effective Period”).

(ii)    The Company shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the Effective Period.

(iii)    The Company shall furnish to the Holder such numbers of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities.

(iv)    The Company shall notify the Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes or may include an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue during the Effective Period.

(b)    Of the Holder.    At least two (2) Business Days prior to making any sale of Registrable Securities under the registration statement, the Holder shall notify the Company of such intended sale. The Holder’s ability to make any such sale shall be subject to the Company not exercising its right to cause sales under the registration statement to be suspended in accordance with Section 1.4. Promptly, and in any case within two (2) Business Days, after making any sale of Registrable Securities under the registration statement, the Holder shall notify the Company of such sale. The Holder shall also promptly notify the Company at such time as all Registrable Securities have been sold, at which time the registration statement may be terminated.

1.4    Suspension of Sales.    During any period when a registration statement is effective with respect to the Registrable Securities, the Company shall have the right to cause the Holder to suspend sales under such registration statement by making (a) the notification described in Section 1.3(a)(iv) or (b) a notification that the Company has determined that the continuation of such sales would be detrimental to the Company and its stockholders (determined in accordance with Section 1.2(b)(iii)). Upon receipt of any such notice from the Company, the Holder shall immediately suspend all sales of Registrable Securities under such registration statement and shall not recommence such sales until the Company notifies the Holder that it is permitted to do so.

1.5    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities that the Holder shall furnish to the Company such information regarding itself and the intended method of disposition of the Registrable Securities as shall be required to effect the registration of the Registrable Securities. Such information shall be used specifically for inclusion in the registration statement and the prospectus and any supplement thereto with respect to the Registrable Securities. The Holder shall promptly notify the Company at any time when the Holder becomes aware that any information furnished pursuant to this Section 1.5 becomes materially incorrect.

1.6    Expenses of Registration.    All expenses incurred in connection with a registration requested pursuant to Section 1.2, including, without limitation, all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements, up to an aggregate of $15,000, of one outside counsel for the Holder (who shall be selected by the Stockholder Representative with the approval of the Company, which approval shall not be unreasonably withheld), and counsel for the Company, shall be borne by the Company. The Holder shall bear all discounts and selling commissions applicable to the sale of the Registrable Securities pursuant to this Agreement.

1.7    Indemnification.    In the event any Registrable Securities are included in a registration statement under this Article I:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless the Holder and each person, if any, who controls the Holder within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law related to the Violations described in the foregoing clauses (i) and (ii); provided, however, that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to the Holder or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement, including any prospectus contained therein or any amendments or supplements thereto, by the Holder or controlling person.

(b)    To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration statement, including any prospectus contained therein or any amendments or supplements thereto; provided, however, that the indemnity agreement contained in this Section 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further that in no event shall any indemnity under this Section 1.7(b) exceed the net proceeds from the offering received by the Holder, except in the case of willful fraud by the Holder.

(c)    Promptly after receipt by an indemnified party under this Section 1.7 of notice of the commencement of any action (including any governmental action) in respect of any Violation, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.7, deliver to the indemnifying party a written notice of the commencement thereof; provided, however, that the failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.7. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any such action. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any such action, it shall notify the indemnified party within five (5) Business Days of its receipt of the notice from the indemnified party. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any such action or fails to notify the indemnified party of its election as provided in this Section 1.7(c), the indemnified party may defend against, negotiate, settle or otherwise deal with such action. If the indemnified party defends any such action, then the indemnifying party shall reimburse the indemnified party for the reasonable fees and expenses incurred in defending such action with counsel of its choice reasonably satisfactory to the indemnifying party. If the indemnifying party shall assume the defense of any such action, the indemnified party may participate, at its own expense, in the defense of such action; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation required; provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any such action.

(d)    If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by the Holder under this Section 1.7(d) exceed the net proceeds from the offering received by the Holder, except in the case of willful fraud by the Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)    The obligations of the Company and the Holder under this Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article I, and otherwise.

1.8    Reports Under Securities Exchange Act of 1934.    With a view to making available to the Holder the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Holder to sell securities of the Company to the public without registration:

(a)    The Company shall use its reasonable efforts to make and keep available adequate public information with respect to the Company, as those terms are understood and defined in SEC Rule 144, at all times, so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)    The Company shall use its reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)    The Company shall use its reasonable efforts to furnish to the Holder, so long as the Holder owns any Registrable Securities, forthwith upon request by the Holder (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

1.9    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Article I may not be assigned by the Holder. Upon any purported assignment, this Agreement shall terminate and become null and void and of no further force and effect.

1.10    Termination of Registration Rights.    The Holder shall not be entitled to exercise any right to register Registrable Securities pursuant to this Article I after the Termination Date.

ARTICLE II.

MISCELLANEOUS

2.1    Submission to Jurisdiction; Consent to Service of Process

(a)    The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the States of California, Delaware or North Carolina over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all Claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 2.5.

2.2    Entire Agreement; Amendments and Waivers.    This Agreement, together with the Asset Purchase Agreement, including the schedules and exhibits thereto, the Confidentiality Agreement and the other Ancillary Agreements, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Company and the Stockholder Representative; provided, however, that any amendment, supplement, change or waiver effected in accordance with this Section 2.2 shall be binding upon the Holder and the Company. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby (or, in the case of the Holder, the Stockholder Representative).

2.3    Governing Law.    This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

2.4    Headings.    The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

2.5    Notices.    All notices, requests, approvals, consents, demands, claims and other communications required or permitted to be given under this Agreement shall be in writing and shall be served personally, or sent by a national overnight delivery or courier company, or by U.S. registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to the Company, to:

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

Attention: General Counsel

Telecopier: (626) 304-2071

If to the Stockholder, the Holder or the Stockholder Representative, to the Stockholder Representative:

Stephens Group, Inc.

111 Center Street, Suite 2500

Little Rock, Arkansas 72201

Attention: Robert Janes

Telecopier: (501) 377-3453

Any such notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the Person attempting to make personal service, on the U.S. Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such notice shall also be sent by electronic transmission device, such as telex, telecopy, fax machine or computer to the fax number set forth above, such notice shall be deemed given at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient’s time, in which case the notice shall be deemed given at 9:00 a.m. on the next Business Day) if the sending party receives a written send verification on its machine and sends a duplicate notice on the same day or the next Business Day by personal service, registered or certified U.S. mail, or overnight delivery in the manner described above. Each party hereto shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section 2.5, and that any Person to be given notice actually receives such notice. Any party to whom notices are to be sent pursuant to this Agreement may from time to time change its address and/or facsimile number for future communication hereunder by giving notice in the manner prescribed herein to all other parties hereto, provided that the address and/or facsimile number change shall not be effective until five (5) Business Days after the notice of change has been given.

2.6 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

2.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and shall not be assignable. Nothing in this Agreement shall create or be deemed to create any rights as third-party beneficiaries to this Agreement in any Person not a party to this Agreement, except as expressly provided in this Agreement.

2.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

The parties have executed this Registration Rights Agreement as of the date first set forth above.

“Company”		“Stockholder”

AVERY DENNISON CORPORATION		L&E PACKAGING, LLC

By:	/s/ ROBERT G. VAN SCHOONENBERG	By:	/s/ ROBERT JANES
	Name: Robert G. van Schoonenberg Title: Executive Vice President		Name: Robert Janes Title: Manager

“Stockholder Representative”

STEPHENS GROUP, INC.

		By:	/s/ JACKSON FARROW JR.
Name: Jackson Farrow Jr. Title: Vice-President